Exhibit 10.38

August 18, 2008

Amir Faintuch

Dear Amir:

We very much enjoyed our conversations with you during the interview process and are pleased to offer you the position of Vice President & General Manager Mobile Business Unit, resident in our Santa Clara facility and reporting to me in my role as President & Chief Executive Officer. In your new role, you will be responsible for Mobile WLAN, Bluetooth and GPS products. Your annual base salary will be $265,000 less any applicable taxes.

You will be eligible to participate in the Executive Incentive Plan. Your target annual bonus for the 2008 plan year will be 75% of your actual base earnings - 45% tied to baseline targets, and 30% for achievement of stretch goals. You will be guaranteed a minimum of 45% of your actual base earnings for plan year 2008. A copy of the plan will be provided upon hire.

You will receive $50,000 as a signing bonus. In the event your employment with the Company terminates voluntarily prior to the first anniversary of your start date, you agree to refund a prorated portion of the $50,000 signing bonus to the Company. You agree to keep all terms of this bonus confidential and not disclose it to anyone other than your spouse, your tax advisor or your attorney.

Also, upon approval by the appropriate committee of the Board of Directors, you will receive (1) an option to purchase 100,000 shares of the common stock of the Company and (2) 10,000 Restricted Stock Units (RSUs). One quarter of the option shares will vest on the first anniversary of your hire date and the remaining shares will vest monthly over the following three years during your continued employment. The RSUs will vest on the first anniversary of your hire date.

To support your relocation to the Bay Area, we will reimburse you for household and family moving expenses up to $50,000. Expenses will be reimbursed based upon submission of actual receipts. Once your move has been completed, and no later than 12 months following your hire date, any remaining relocation support funds will be paid out to you in the form of a taxable cash bonus.

In the event of a Change of Control (as defined below) where your employment is terminated without Cause (as defined below) within 12 months following the Change of Control, and provided that you sign and do not revoke within the time period specified by the Company a standard release of claims in a form acceptable to the Company (or its successor), then your unvested stock options granted by the Company to you prior to the Change of Control shall have their vesting accelerated as to an additional amount equal to the vesting you would have received had your employment continued for an additional year after your termination, and the Company’s right of repurchase with respect there to shall lapse as of the date of termination. Nothing in this definition shall alter the at-will nature of employment or provide an obligation express or implied for the payment of severance except as expressly provided herein.

“Change of Control” shall mean: (a) any merger, acquisition or similar transaction or series of related transactions in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated, (b) the sale, transfer or other disposition of all or substantially all

Atheros Communications, Inc.    5480 Great America Parkway  Santa Clara CA  95054    t   408 773 5200    f  408 773 9940     www.atheros.com

of the assets of the Company, or (c) any reverse merger or acquisition in which the Company is the surviving entity but in which more than fifty percent (50%) of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

“Cause” means (a) intentional and material dishonesty in the performance of your duties for the Company; (b) conduct (including conviction of or plea of nolo contendere to a felony) which has a direct and material adverse effect on the Company or its reputation; (c) failure to perform your reasonable duties or comply with your obligations under this Agreement or the Company’s Confidential Information and Invention Assignment Agreement after receipt of written notice specifying the failure, if you do not remedy that failure within 10 business days of receipt of written notice from the Company, which notice will state that failure to remedy such conduct may result in termination for Cause or (d) an incurable material breach of the Company’s Confidential Information and Invention Assignment Agreement, including, without limitation, theft or other misappropriation of the Company’s proprietary information.

If the Company terminates your employment other than for Cause as defined above, and provided that you sign and do not revoke within the time period specified by the Company a standard release of claims in a form mutually acceptable to the Company and you, then you will be paid a severance at such time equal to six months of your then annual base salary. In addition, if you properly elect to continue the Company’s group health plan coverage under COBRA, the Company will continue your health coverage for you and your enrolled dependents at no cost to you for six months following the effective date of termination. You will be able to continue your health benefits beyond six months at your own expense as allowed under the Company’s health plans.

You will be eligible to participate in all of Atheros’ employee benefits, including medical, dental, and vision health coverage as well as life insurance, short and long-term disability, the employee stock purchase plan, 401k plan, and paid time off. See attachments for more details. You will also be eligible to participate in the Executive Incentive Plan described above, subject to annual review and approval by the appropriate committee of the Board of Directors.

Amir, we are looking forward to having you join the Atheros team during this exciting time in our growth and we look forward to all your contributions.

If you have any questions, don’t hesitate to contact me at 408-773-5208; I’ll do what I can to either answer your questions myself or to have your questions answered by HR.

Sincerely,

Craig Barratt
President and CEO Atheros Communications, Inc.

Please acknowledge your acceptance by signing below where indicated, faxing one signed letter to the Human Resources confidential fax at (408) 736-8774, and returning the signed letter to Atheros. I also ask that you review and sign the Proprietary Information and Inventions Agreement and the Arbitration Agreement, both of which are attached with this offer letter. Your signature acknowledges your receipt and understanding of and agreement with the attachments as well as this offer letter, which will remain effective until August 27, 2008.

Start Date:	Sep. 15th, 2008

Accepted by:		Dated:	Sep. 1st, 2008
Amir Faintuch